Exhibit 10.1

FOCUS ENHANCEMENTS, INC.

AMENDED AND RESTATED SENIOR SECURED NOTE
PURCHASE AGREEMENT

i

			Page

	2.2	Closing Date	8
	2.3	Separate Agreements	9
	2.4	Security Interest and Security Agreement	9
	2.5	Registration Rights Agreement; January 24, 2006 Registration Rights Agreement Terminated	9
	2.6	Eligibility	9
	2.7	Transfer and Exchange	9
	2.8	Replacement Notes	10
	2.9	Optional Redemption	11
	2.10	Payment of Interest	11

3.	REPURCHASE UPON A FUNDAMENTAL CHANGE		12
	3.1	Repurchase at Option of the Holder upon a Fundamental Change	12
	3.2	[INTENTIONALLY OMITTED]	14

4.	[INTENTIONALLY OMITTED]		14

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY		13
	5.1	Organization and Standing; Organization Documents	14
	5.2	Corporate Power	14
	5.3	Subsidiaries	14
	5.4	Capitalization	15
	5.5	Authorization	15
	5.6	SEC Reports; Financial Statements	15
	5.7	Material Contracts and Commitments	16
	5.8	Title to Properties and Assets, Liens, Etc	16
	5.9	Obligations to Related Parties; Interested Party Transaction	16
	5.10	Compliance with Other Instruments; Laws	17
	5.11	Changes	17
	5.12	Litigation, Etc	18
	5.13	Employees	18
	5.14	Proprietary Information Agreements	19
	5.15	Intellectual Property	19
	5.16	Permits	19
	5.17	Governmental Consent, Etc	20
	5.18	Offering	20
	5.19	Brokers or Finders; Other Offers	20
	5.20	Tax Returns and Payments	20
	5.21	Environmental Matters.	20

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS		21
	6.1	Investment Experience	21
	6.2	Investment; Legend	21
	6.3	No Public Market	22
	6.4	Authorization	22

TABLE OF CONTENTS

(continued)

		Page

12.8	Attorneys’ Fees	31
12.9	Counterparts; Faxed and PDF Counterparts	31
12.10	Confidentiality	31

FOCUS ENHANCEMENTS, INC.

AMENDED AND RESTATED SENIOR SECURED NOTE
PURCHASE AGREEMENT

THIS AMENDED AND RESTATED SENIOR SECURED NOTE PURCHASE AGREEMENT (this “ Agreement “) is made as of February 7, 2008 (“effective date”) by and among Focus Enhancements, Inc., a Delaware corporation (the “ Company “), and Purchasers’ Agent (as defined below), on behalf of each of the “Original Purchasers” set forth in Exhibit A (as defined below), and each “New Purchaser” defined below (as set forth in Exhibit A hereto) of an Amended and Restated Senior Secured Note Due January 1, 2011 (as defined below)  (each of the Original Purchasers and the New Purchasers is a “Purchaser” and collectively are referred to herein as the “Purchasers”).  Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in Section 1 below.

RECITALS

A.                                                                 The Company and the Original Purchasers  previously entered into a Senior Secured Convertible Note Purchase Agreement dated as of January 24, 2006 relating to loans in the amount of $10,000,000 (the “Original Purchase Agreement”) pursuant to which Senior Secured Convertible Notes were issued to the Original Purchasers (“Original Notes”).  The Company has issued additional Notes under the Original Purchase Agreement via payment-in-kind so the approximate amount of all Original Notes on December 30, 2007 totals $11,493,417.  The Company, Purchasers’ Agent, and the Original Purchasers, desire to amend and restate the Original Purchase Agreement and re-issue the Original Notes on the terms stated herein, which include, without limitation, increasing the principal amount evidenced by this Agreement to $20,800,000,  making  additional loans to Company under this Agreement up to such  $20,800,000 (with the difference in cash payable to the Company), and to add the New Purchasers as parties hereto. This Agreement is intended to and does completely amend and restate, without novation, the Original Purchase Agreement.  All security interests granted under the Original Purchase Agreement are hereby confirmed and ratified and shall continue to secure all obligations under this Agreement.  The Original Purchasers, the Company, and the Purchasers’ Agent also entered into a January 24, 2006 Registration Rights Agreement for the registration of the securities into which the Original Notes were convertible, and as the underlying securities into which such Original Notes are convertible will disappear upon the effective date of this Agreement, the Original Purchasers and Company desire to terminate the January 24, 2006 Registration Rights Agreement.

B.                                                                   In addition to the Original Purchasers, the New Purchasers wish to extend loans  to Company memorialized as “new” Notes pursuant to the terms of this Agreement pari passu with the Original Purchasers.

C.                                                                   As partial consideration for the amendment and restatement of the Original Purchase Agreement, the Company shall issue new Notes and a total of 26,000,002 warrants (“Warrants”) in the form of Exhibit B-1 to purchase common stock of the Company, with each of the Purchasers receiving Warrants in an amount equal to its prorata percentage of the outstanding principal under all new Notes as set forth on Exhibit B hereof.

D.                                                                        The Company and each Purchaser wish to either amend and restate or consummate new loan transactions in an aggregate amount of up to $20,800,000 through the issuance to the Purchasers of certain

Amended and Restated Senior Secured Notes Due January 1, 2011 in the form of Exhibit C hereto (the “Notes”).

E.                                                                              The Company is a party to a Loan and Security Agreement, as amended to date, with the Venture Banking Group, a division of Greater Bay Bancorp (the “Bank”) for a $4,000,000 revolving line of credit and a term loan of $2,500,000 (collectively the “Bank Loan”) that is secured by accounts and other payment rights (“Bank’s Security Interest”).

F.                                                                              The Company is a beneficiary of a Guaranty of the Bank Loan by Carl E. Berg (“ Berg ”), which guaranty is secured by all of the Company’s assets pursuant to a Security Agreement, as amended, and a Collateral Assignment, Patent Mortgage and a Security Agreement (“Berg’s Security Interest”).

G.                                                                             Pursuant to an Amended and Restated Security Agreement substantially in the form of Exhibit D (“Security Agreement”) being entered into concurrently herewith, the Notes shall be secured by all of the assets of the Company (“Purchasers’ Security Interest”).

H.                                                                            The Bank and Berg are parties to an Intercreditor Agreement dated as of November 15, 2004, as amended by that certain Amendment No. 1 to Intercreditor Agreement dated as of January 24, 2006, which sets forth their relative rights and priorities as between themselves with respect to the shared collateral subject to Bank’s Security Interest and Berg’s Security Interest, to which Intercreditor Agreement the Purchasers shall be added as parties by an Amendment  No. 2 to Intercreditor Agreement in the form of Exhibit E (“Amended Intercreditor Agreement”).

I.                                                                         The Purchasers and Berg will share interests in the same Company collateral on a pro rata basis and will enter into an Amended and Restated Intercreditor Agreement substantially in the form of Exhibit F (“New Intercreditor Agreement”) hereto with respect to the shared collateral subject to Berg’s Security Interest and the Purchasers’ Security Interest.

J.                                                                        The Purchasers will subordinate the Purchasers’ Security Interest to the Bank’s Security Interest with respect to a maximum of $6,500,000, plus any accrued but unpaid interest under the Bank Loan.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

The recitals set forth above are hereby incorporated by this reference as if they were part of the body of this Agreement.

1.                                       DEFINITIONS.  Capitalized terms not otherwise defined in this Agreement shall have the following definitions:

1.1                                 “Affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.  For the purposes of this definition, “control,” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2                                 “Amended Intercreditor Agreement” means the Amendment No. 2 to the Intercreditor Agreement dated as of November 15, 2004 between Berg and Bank which adds the Purchasers as parties to such Agreement.

1.3                                 [INTENTIONALLY OMITTED]

1.4                                 [INTENTIONALLY OMITTED]

1.5                                 “Business Day” means each day that is not a Saturday, Sunday or legal holiday.

1.6                                 “Capital Stock” means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distribution of the assets of, the issuing person.

1.7                                 [INTENTIONALLY OMITTED]

1.8                                 “Common Stock” means the common stock of the Company, $0.01 par value per share, as it exists on the date of this Agreement, and any shares of any class or classes of capital stock of the Company resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided , however , that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

1.9                                 “Company” means the party named as such in the first paragraph of this Agreement until a successor replaces it pursuant to the applicable provisions of this Agreement, and thereafter “Company” shall mean such successor Company.

1.10                           “Continuing Director” means, as of any date of determination, any member of the board of directors who (a) was a member of the board of directors of the Company on the date of this Agreement or (b) becomes a member of the board of directors subsequent to the date of this Agreement and was appointed, nominated for election or elected to the board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors at the time of such appointment, nomination or election.

1.11                           “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

1.12                           “Final Maturity Date” means January 1, 2011.

1.13                           “Fundamental Change” means the occurrence of any of the following at a time after the Notes are originally issued:

(a)                               the Common Stock  is neither traded on the New York Stock Exchange or another U.S. national securities exchange nor quoted on the NASDAQ Stock Market or another established automated over-the-counter trading market in the United States; or

(b)                              any Person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of the Company’s Capital Stock entitling the Person to exercise 50% or more of the total voting power of all shares of the Company’s Capital Stock entitled to vote generally in elections of directors, other than an acquisition by the Company, any of its Subsidiaries or any of its employee benefit plans; or

(c)                               the Company merges or consolidates with or into any other Person (other than a Subsidiary of the Company), another Person merges with or into the Company or the Company conveys, sells, transfers or leases all or substantially all of its assets to another Person, other than any transaction:

(i)                                    that does not result in a reclassification, conversion, exchange or cancellation of any outstanding Common Stock; or

(ii)                                 pursuant to which the holders of Common Stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of the Capital Stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction; or

(iii)                              that is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of common stock of the surviving entity; or

(d)                              the Continuing Directors cease to constitute a majority of the board of directors of the Company (or, if applicable, the board of directors of a successor Person to the Company) within a 12- month period (it being understood that if any current director resigns his/her position or refuses to stand for reelection, such current director’s replacement shall be deemed to be a “Continuing Director”).

For purposes of this definition, whether a Person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act and “Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

1.14                           “Fundamental Change Repurchase Date” means the date specified as such in the Fundamental Change Repurchase Right Notice delivered to Holders pursuant to Section 3.1 (b).

1.15                           “GAAP” means generally accepted accounting principles in the United States of America as in effect as of the date of this Agreement, including those set forth in (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (2) the statements and pronouncements of the Financial Accounting Standards Board, (3) such other statements by such other entity as approved by a significant segment of the accounting profession, and (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in registration statements filed under the Securities Act and periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

1.16                           “Guaranty” means the Unconditional Guaranty dated as of November 15, 2004 by Berg of the Bank Loan, which is secured by the Berg Security Interest.

1.17                           “Holder” means the Person in whose name a Note is registered on the Company’s books.

1.18                           “Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness, obligations and other liabilities (contingent or otherwise) of such Person for borrowed money (including obligations of such Person in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments) or evidenced by credit or loan agreements, bonds, debentures, notes or other written obligations (whether or not the recourse of the lender is to the whole of the assets of such Person or to only a portion thereof) (other than any accounts payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services), (b) all reimbursement obligations and other liabilities (contingent or otherwise) of such Person with respect to letters of credit, bank guarantees or bankers’ acceptances, (c) all obligations and liabilities (contingent or otherwise) of such Person in respect of leases of such Person required, in conformity with GAAP, to be accounted for as capitalized lease obligations on the balance sheet of such Person, (d) all obligations of such Person evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets of any kinds, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued liabilities arising in the ordinary course of business), (f) all obligations and other liabilities (contingent or otherwise) of such Person under any lease or related document (including a purchase agreement) in connection with the lease of real property or improvements (or any personal property included as part of any such lease) that provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and the obligations of such Person under such lease or related document to purchase or to cause a third party to purchase such leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP), (g) all obligations (contingent or otherwise) of such Person with respect to any interest rate, currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement, (h) all direct or indirect guarantees, agreements to be jointly liable or similar agreements by such Person in respect of, and obligations or liabilities (contingent or otherwise) of such Person to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another Person of the kind described in clauses (a) through (g), and (i) any and all deferrals, renewals, extensions, restatements, replacements, refinancings and refundings of, or amendments, modifications, or supplements to, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kind described in clauses (a) through (h).

1.19                           [INTENTIONALLY OMITTED]

1.20                           “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any agreement to give or refrain from giving a lien, mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, charge, claim or other encumbrance of any kind.

1.21                           “Loan Documents” means this Purchase Agreement, the Notes, the Security Agreement, all financing statements and instruments of perfection filed pursuant to the Security Agreement, the Registration Rights Agreement, the Amended Intercreditor Agreement, and the New Intercreditor Agreement and such other documents and instruments as are signed and delivered by Purchasers or the Company for the transactions contemplated by this Agreement.

1.22                           “Majority-in-Interest of the Notes” or “Majority-in-Interest” means the Holders of Notes representing more than 50% of the total amount of Notes principal outstanding.

1.23                           “New Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement dated as of the date of this Agreement among  Berg and the Purchasers pursuant to which they will share collateral subject to the Berg Security Interest and the Purchasers’ Security Interest.

1.24                           “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, attorneys’ fees and expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

1.25                           [INTENTIONALLY OMITTED]

1.26                           “Permitted Liens” means: (i) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens, or Liens arising out of judgments or awards against the Company which the Company do not constitute an Event of Default; (ii) Liens for taxes not yet subject to penalties for non-payment and Liens for taxes the payment of which is being contested in good faith and by appropriate proceedings and for which, to the extent required by generally accepted accounting principles then in effect, proper and adequate book reserves relating thereto are established by the Company; (iii) Liens (A) upon or in any equipment acquired or held by the Company to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment and other equipment financed by the holder of such Lien; (iv) Liens consisting of leases or subleases and licenses and sublicenses granted to others in the ordinary course of either the Company’s business not interfering in any material respect with the business of the Company and any interest or title of a lessor or licensor under any lease or license, as applicable; (v) Liens incurred or deposits made in the ordinary course of either the Company’s business in connection with worker’s compensation, unemployment insurance, social security and other like laws; (vi) Liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (viii) Liens to which the Purchasers have each expressly consented in writing; (ix) the Bank Security Interests; (x) the Berg Security Interest; and (xi) Liens in favour of the Purchasers.

1.27                           “Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

1.28                           “Purchasers’ Agent” means Thomas O. Boucher. Jr.  and any of his successors as appointed from time to time in accordance with this Agreement.

1.29                           “Redemption Date” when used with respect to any Note to be redeemed, means the date fixed for such redemption pursuant to this Agreement.

1.30                           “Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement substantially in the form of Exhibit G among the Company, the Purchasers’ Agent and the Purchasers, dated as of the date of this Agreement with respect to the Company’s  registration of the Warrants  and Warrant Shares under the Securities Act.

1.31                           “SEC” means the Securities and Exchange Commission.

1.32                           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

1.33                           “Security Agreement” means the Amended and Restated Security Agreement dated as of the date of this Agreement by and among the Company, the Purchasers’ Agent, and the  Purchasers.

1.34                           [INTENTIONALLY OMITTED]

1.35                           [INTENTIONALLY OMITTED]

1.36                           “Subsidiaries” means COMO Computer and Motion GmbH, Focus Enhancements, Korea and Focus Enhancements Japan K.K.

1.37                           “Trading Day” means a day during which trading in securities generally occurs on the NASDAQ Stock Market or, if the Common Stock is not quoted on the NASDAQ Stock Market, on the principal national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the National Association of Notes Dealers Automated Quotation System or other established automated over-the-counter trading market in the United States or, if the Common Stock is not quoted on the National Association of Notes Dealers Automated Quotation System or another established automated over-the-counter trading market in the United States, on the principal other market on which the Common Stock is then traded ( provided that no day on which trading of the Common Stock is suspended shall count as a Trading Day).

2.                                       PURCHASE AND SALE OF NOTES AND WARRANTS

2.1                                 Note Issuance, Cancellation of Original Notes, Warrants Issuance.  Subject to the terms and conditions of this Agreement, in return for the Purchase Price provided by each Purchaser (which, in the case of  (i) Original Purchasers, shall be the exchange of the Original Notes, any additional Notes issued in lieu of interest cash payments,  and any new cash consideration as the Original Purchasers shall advance and (ii) New Purchasers, shall be new cash consideration), the Company shall sell and issue to such Purchaser a new one or more Notes  Each such Note shall have a principal balance equal to the Purchase Price paid by such Purchaser for the Note, as set forth in the Schedule of Purchasers.  Any Purchase Prices previously evidenced by the Original Notes issued under the Original Purchase Agreement shall be amended and restated by the Notes and any Purchase Price amounts related thereto shall be deemed already paid to Company.  All Original Notes shall be canceled and no longer outstanding, even if not surrendered, upon the Purchase Agreement Closing Date set forth below.   Concurrently with the issuance of the Notes, the Company shall issue that  number of Warrants to each respective Purchaser in accordance with the proportion that each Purchaser’s Note principal bears to the total outstanding principal amount of all $20,800,000 in Notes issued under this Agreement multiplied by 26,000,002, with  each such Purchaser’s number of Warrants set forth in Exhibit B (every 0.5 or more being rounded up and less than 0.5 being rounded down, in each case to the nearest whole Warrant number).  At Company’s option, Company may  pay in kind any Note interest due on  June 30, 2008 and/or  December 30, 2008. As used herein, “pay in kind” means that in lieu of paying cash as the interest payment, Company shall  issue a new Note in the  amount of the interest payment then  due.  If Company pays  any interest in kind on any

Note on either of such dates,  all interest payments then due on all  outstanding Notes shall be similarly paid in kind.   Upon payment in kind of  any interest, the person receiving such payment  shall also be entitled to receive,  on the same terms as set forth in the Warrants issued under this Purchase Agreement, additional Warrants for a number of Common Stock Shares of the Company equal to the  additional new  Note amount divided by $0.80, subject to further adjustment as set forth in the Warrants issued under this  Purchase Agreement.

2.2                                 Closing Date.  The purchase and sale of the Notes shall take place at the offices of Ingalls & Snyder LLC, 61 Broadway, New York, New York  at   such  place and time as the Company and the Purchasers’ Agent shall agree (the “ Purchase Agreement Closing Date ”), but no later than February 15, 2008.  Each Purchaser shall deliver to the Company the Purchase Price together with an executed counterpart to this Agreement, and each of the other Loan Documents, and the Company shall deliver to each Purchaser one or more executed Notes together with fully executed copies of the Loan Documents. Any Original Purchaser shall deliver the Original Notes as part of the Purchase Price or provide an indemnity reasonably satisfactory to Company if such Original Note cannot be located.

2.3                                 Separate Agreements.  The Company’s agreements with each of the Purchasers are separate agreements and the sales of the Notes are separate transactions.

2.4                                 Security Interest and Security Agreement.  The indebtedness represented by the Notes shall be secured by all of the assets of the Company in accordance with the terms and conditions of the Security Agreement, which shall be subject to the terms of the Amended Intercreditor Agreement and the New Intercreditor Agreement.  All parties signatory thereto shall execute the Amended Intercreditor Agreement. All parties signatory thereto shall execute the Amended Security Agreement to memorialize the security interest.

2.5                                 Registration Rights Agreement; January 24, 2006 Registration Rights Agreement Terminated. The Original Purchasers, Purchasers’ Agent, and Company hereby terminate the January 24, 2006 Registration Rights Agreement.  In connection with the transactions contemplated hereby, the Company, the Purchasers’ Agent and each Purchaser shall execute  the Registration Rights Agreement.

2.6                                 Eligibility.  Each Purchaser must be an “ accredited ” investor as such term is defined in Rule 501 of Regulation D promulgated by the U.S. Notes and Exchange Commission.

2.7                                 Transfer and Exchange.

(a)                                   Subject to compliance with any applicable additional requirements contained in Section 3, when a Note is presented to the Company with a request to register a transfer thereof or to exchange such Note for an equal principal amount of Notes of other authorized denominations, the Company shall register the transfer or make the exchange as requested; provided, however, that every Note presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by an assignment form and, if applicable, a transfer certificate each in the form included in the Note, and in form satisfactory to the Company duly executed by the Holder thereof or its attorney duly authorized in writing.  Any exchange or registration of transfer shall be without charge, except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto, and provided, that this sentence shall not apply to any exchange pursuant to Section 2.9.

(b)                                   The Company shall not be required to exchange or register a transfer of (i) any Notes for the 15-day period immediately preceding the date of mailing of a notice of Notes to be redeemed, (ii) any Notes or portions thereof selected or called for redemption (except, in the case of redemption of a Note in part, the portion thereof not to be redeemed) or (iii) any Notes or portions thereof in respect of which a notice pursuant to Section 3.1(c) hereof has been delivered and not withdrawn by the Holder thereof (except, in the case of the purchase of a Note in part, the portion thereof not to be purchased).

(c)                                   All Notes issued upon any transfer or exchange of Notes shall be valid obligations of the Company, evidencing the same debt and entitled to the same benefits under this Agreement, as the Notes surrendered upon such transfer or exchange.

(d)                                   Each Holder agrees severally to indemnify the Company against any liability that may result from the registration of transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Agreement and/or applicable United States federal or state securities law, but only to the extent of the damages caused to the Company by such Holder’s violation.  The Holder will not be liable for breaches by any other Holder pursuant to this provision.

2.8                                 Replacement Notes.

(a)                                   If any mutilated Note is surrendered to the Company, and there is delivered to the Company such security or indemnity as will be required by the Company to save it harmless, then, in the absence of notice to the Company that such Note has been acquired by a protected purchaser, the Company shall execute and deliver, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously outstanding.  In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Company pursuant to Section 2.9, the Company in its discretion may, instead of issuing a new Note, pay, redeem or purchase such Note, as the case may be.

(b)                                   Upon the issuance of any new Notes under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other reasonable expenses in connection therewith.

(c)                                   The provisions of this Section 2.8 are (to the extent lawful) exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

2.9           Optional Redemption.

(a)                                   The Company shall have the option to redeem the Notes pursuant to this Section 2.9 at any time, in whole or in part (or any portion thereof equal to $1,000,000 or any integral multiple of $1,000,000 in excess thereof), upon 30 days’ prior written notice, at a redemption price in cash equal to 100% of the principal amount of the Notes (the “ Redemption Price ”) to be redeemed together with accrued and unpaid interest, if any, on the principal amount of the Notes redeemed to the Redemption Date.

(b)                                   At least 30 days before a Redemption Date, the Company shall deliver a notice of redemption to each Holder of Notes to be redeemed at such Holder’s address on the Company’s books.  The notice shall identify the Notes to be redeemed and shall state:

(1)                                   the Redemption Date;

(2)                                   the Redemption Price;

(3)                                   that Notes called for redemption must be presented and surrendered to the Company to collect the Redemption Price;

(4)                                   [INTENTIONALLY OMITTED];

(5)                                   that, unless the Company defaults in making the payment of the Redemption Price, interest on Notes called for redemption shall cease accruing on and after the Redemption Date and the only remaining right of the Holder shall be to receive payment of the Redemption Price plus accrued interest, if any, up to but not including the Redemption Date, upon presentation and surrender of the Notes by the Holders to the Company; and

(6)                                   if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, upon presentation and surrender of such Note, a new Note or Notes in aggregate principal amount equal to the unredeemed portion thereof will be issued.

(c)                                   Once notice of redemption is mailed, Notes called for redemption become due and payable on the Redemption Date and at the Redemption Price stated in the notice, together with accrued and unpaid interest, if any.  Upon presentation and surrender to the Company, Notes called for redemption shall be paid at the Redemption Price, plus accrued interest up to but not including the Redemption Date.

2.10                           Payment of Interest.

(a)                                   The Company agrees to pay the Holders interest on the Note principal outstanding from time to time in cash at the rate and times specified in the Note.  The Company will pay interest by check mailed to the address of each  Holder on the Company’s books and records on the dates specified in the Note; provided that the Company will make payments of interest to such  Holder’s account by wire transfer on the Business Day immediately preceding the interest payment date if such  Holder has provided wire transfer instructions to the Company at least five Business Days prior to the scheduled interest payment date.

(b)                                   Notwithstanding the foregoing, the Company, at its sole option, may pay interest due on each of  June 30, 2008 and/or December 30, 2008 through the issuance of new Notes in the principal amount of the interest due to the Holders, if there is no pending Event of Default as of such interest payment date (however, in no event shall the face amount of the Notes exceed $30,100,000).  The Company shall issue and deliver the new Notes to the Holders within three Business Days after the interest payment date.  The Company shall notify the Purchasers’ Agent and the Holders of any election pursuant to this Section 2.10(b) at least 10 days prior to the related interest payment date.  Any election by the Company pursuant to this Section 2.10(b) shall apply to all Notes outstanding as of the related interest payment date, other than Notes as to which the Holder has submitted a Fundamental Change Repurchase Right Notice prior to the date the Company sends a notice pursuant to this Section 2.10(b).

3.                                       REPURCHASE UPON A FUNDAMENTAL CHANGE

3.1                                 Repurchase at Option of the Holder upon a Fundamental Change.

(a)                                   Subject to the satisfaction of the requirements of this Section 3.1, if a Fundamental Change  occurs at any time prior to the Final Maturity Date, each Holder will, upon receipt of the notice of the occurrence of a Fundamental Change described in Section 3.1(c), have the right to require the Company to repurchase any or all of such Holder’s Notes for cash in an amount equal to 101% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest, if any, to (but not including) the Fundamental Change Repurchase Date (the “ Fundamental Change Repurchase Price ”).

(b)                                   on or before the 15th Business Day prior to the effective date of a Fundamental Change (which Fundamental Change results in the Holders of such Notes having the right to cause the Company to repurchase their Notes), the Company will provide to all Holders of the Notes, a notice of the occurrence of the Fundamental Change and of the resulting repurchase right (the “ Fundamental Change Repurchase Right Notice ”).  The Fundamental Change Repurchase Right Notice shall state:

(1)                                   the event or events giving rise to the Fundamental Change;

(2)                                   the effective date of the Fundamental Change, if applicable;

(3)                                   the last date on which a Holder may exercise its repurchase right;

(4)                                   the Fundamental Change Repurchase Price;

(5)                                   the Fundamental Change Repurchase Date;

(6)                                   [INTENTIONALLY OMITTED]; and

(7)                                   the procedures that Holders must follow to require the Company to repurchase their Notes and to withdraw any Repurchase Exercise Notice.

(c)                                   To exercise the repurchase right in connection with a Fundamental Change, a Holder must, prior to midnight, New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date, deliver the Notes to be purchased to the Company, duly endorsed for transfer, and must deliver a written notice of repurchase (a “ Repurchase Exercise Notice ”), substantially in the form included in the Note.  The Repurchase Exercise Notice must state:

(1)                                   the portion of the principal amount of the Notes to be repurchased, which must be equal to $100,000 or an integral multiple thereof (unless the total is $100,000 or less); and

(2)                                   that the Notes are to be repurchased by the Company as of the Fundamental Change Repurchase Date pursuant to the applicable provisions of the Notes and this Agreement.

(d)                                   A Holder may withdraw any Repurchase Exercise Notice (in whole or in part) by a written notice of withdrawal delivered to the Company prior to midnight, New York City time, on the second Business Day immediately preceding the Fundamental Change Repurchase Date.  The notice of withdrawal must state:

(1)                                   the principal amount of the Notes for which the Repurchase Exercise Notice has been withdrawn; and

(2)                                   the principal amount, if any, that remains subject to the Repurchase Exercise Notice.

(e)                                   The Company must repurchase the Notes for which a Fundamental Change Repurchase Right Notice has been delivered and not withdrawn no less than 20 and no more than 35 Business Days after the date of the Fundamental Change Repurchase Right Notice with respect to the occurrence of the relevant Fundamental Change, subject to extension to comply with applicable law, from all Holders who have complied with Section 3.1(c).  Holders will receive payment of the Fundamental Change Repurchase Price promptly following the later of the Fundamental Change Repurchase Date and the time of book-entry transfer or the delivery of the Notes.  If the Company holds money sufficient to pay the Fundamental Change Repurchase Price of the Notes on or prior to the Business Day following the Fundamental Change Repurchase Date, then:

(1)                                   the Notes will cease to be outstanding and interest, if any, will cease to accrue; and

(2)                                   all other rights of the Holder will terminate (other than the right to receive the Fundamental Change Repurchase Price plus any accrued but unpaid interest upon delivery or transfer of the Notes).

(f)                                    In connection with any offer to purchase or purchase of Notes under Section 3.1, the Company shall comply with all tender offer rules applicable to the Company under the Exchange Act.  In the absence of an available exemption as determined by the Company in its sole discretion, the Company shall (a) comply with Rule 13e-4 and Rule 14e-l (or any successor to either such Rule), if applicable, under the Exchange Act, (b) file the related Schedule TO (or any successor or similar schedule, form or report) if required under the Exchange Act, and (c) otherwise comply with all federal and state securities laws in connection with such offer to purchase or purchase of Notes, all so as to permit the rights of the Holders and obligations of the Company under Section 3.1 to be exercised in the time and in the manner specified therein.

3.2                                 [INTENTIONALLY OMITTED]

4.                                       [INTENTIONALLY OMITTED]

5.                                       REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In connection with the transactions provided for herein, the Company hereby makes the additional representations and warranties set forth below as qualified by the Schedule of Exceptions attached as Exhibit H hereto.

5.1                                 Organization and Standing; Organization Documents.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction.  The Company and each Subsidiary have all requisite power and authority to own and operate their properties and assets, and to carry on their business as currently conducted and as proposed to be conducted.  Neither the Company nor any Subsidiary has failed to qualify to do business as a foreign corporation in any jurisdiction, where the failure to be so qualified would not have a material adverse effect on the Company’s or any Subsidiary’s respective businesses as currently conducted or as currently proposed to be conducted.  The Company has delivered or made available to the Purchasers’ Agent correct and complete copies of the certificate of incorporation of the Company as amended to date.  The minute books (containing the records of stockholders, directors or board committees), the shares transfer records of each of the Company and its Subsidiaries are correct and complete.  Neither the Company nor any of its Subsidiaries is in default under or in violation of any provisions of their respective charter documents.

5.2                                 Corporate Power.  The Company has all requisite legal and corporate power and corporate authority to execute and deliver the Agreement, to issue the Notes, and to carry out and perform its obligations under the terms of this Agreement and all other agreements, instruments and other documents executed and delivered by the Company in connection with the transactions contemplated by this Agreement.

5.3                                 Subsidiaries.  Except for the Subsidiaries, the Company does not control, directly or indirectly, any other corporation, association or other business entity or own any equity security or other interest in any corporation, association or other business entity.  Neither the Company nor any Subsidiary is a participant in any joint venture, partnership or similar arrangement.  No person or entity holds any options, warrants or other rights to purchase any Subsidiary’s authorized and issued or unissued capital stock.

5.4                                 Capitalization.

(a)                                   The authorized capital stock of the Company consists of (A) 150,000,000 shares, of which 84,731,527 shares are issued and outstanding as of December 31, 2007; (B) 3,000,000 Preferred Stock, of which 3,000 shares of Series B Preferred Stock have been authorized 2,744 shares of which are issued and outstanding as of the date hereof; and 500 shares of Series C Preferred Stock have been authorized, 417 shares of which are issued and outstanding as of the date hereof.  The outstanding shares have been duly authorized and validly issued, and are fully paid and nonassessable.

(b)                                   The Company has reserved (A) 5,732,447 shares of Common Stock for issuance pursuant to the exercise of certain warrants, (B) 26,000,002 shares of Common Stock for issuance pursuant to the exercise of  the Warrants relating to this Agreement, (C) 2,744,000 shares of Common Stock for issuance upon conversion of the Series B Preferred Stock, and (D) 417,000 shares of Common Stock for issuance upon conversion of the Series C Preferred Stock.  In addition, the Company has reserved 8,474,186 shares of Common Stock for issuance to employees, consultants, or directors pursuant to the Company’s Stock Option Plans (the “ Option Plans ”).  Of the foregoing shares, as of the date hereof, 5,602,798 shares remain subject to outstanding options.

(c)                                   Unless otherwise noted in the Schedule of Exceptions and the Company’s Restated Certificate of Incorporation, (1) there are (A) no other options, warrants or other rights to purchase any of the Company’s authorized and issued or unissued capital shares, and (B) no obligations (contingent or otherwise) of the Company to purchase, redeem or otherwise acquire any shares of its capital shares or any interest therein or to pay any dividend or make any other distribution in respect thereof and (2) the Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock other than dividends paid in Common Stock.  Except as set forth in the Schedule of Exceptions, all issued and outstanding shares of capital stock of the Company and each Subsidiary and all shares issuable upon exercise of the Warrants  have been duly authorized and validly issued, are fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act, and any relevant state securities laws, or pursuant to valid exemptions therefrom.

5.5                                 Authorization.  All corporate action on the part of the Company, its Subsidiaries and their respective directors, officers and stockholders necessary for the authorization, execution, delivery and performance of all of its obligations under the Loan Documents and authorization, issuance, and delivery of the Notes has been taken or will be taken prior to the Closing.  All of the Loan Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with their terms, except as subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

5.6                                 SEC Reports; Financial Statements.  The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the years ended December 31, 2004, December 31, 2005, and December 31, 2006 and the three quarterly periods ended March 31, June 30 and September 30, 2007 (the foregoing materials being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material act or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Company is in compliance with the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder by all government and regulatory authorities and agencies.  The financial statements of the Company included in the SEC Reports (“ Financial Statements ”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such Financial Statements or the notes thereto, and fairly present in all material respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.  To the Company’s knowledge, neither the Company nor any Subsidiary has any material liabilities or obligations which have not been disclosed in the SEC Reports for the periods included in such reports.

5.7                                 Material Contracts and Commitments.  The Company has filed with the SEC all agreements of a material nature which it (or any Subsidiary) is required to file with the SEC, including, but not limited to, those which are included with the SEC Reports (collectively, the “ Contracts ”).  Neither the Company nor any Subsidiary is in material default under any of such Contracts, which default would have a material adverse effect on the Company and the Subsidiaries taken as a whole.  To the Company’s knowledge, no other party to any of the Contracts is in material default thereunder, which default would have a material adverse effect on the Company and the Subsidiaries taken as a whole.  Neither the Company nor any Subsidiary is a party to and or bound by any contract, agreement or instrument, or subject to any restriction under its Restated Certificate or Bylaws, that materially and adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

5.8                                 Title to Properties and Assets, Liens, Etc.  The Company and each of the Subsidiaries have good and marketable title to their properties and assets, and have valid leasehold interests, in each case free and clear of all conditional sale agreements, mortgages, pledges, liens, leases, encumbrances or charges, other than (a) Permitted Liens, and (b) minor imperfections which do not, individually or in the aggregate, materially detract from the value of the property subject thereto or materially impair the operations of the Company, and which have not arisen other than in the ordinary course of business.

5.9                                 Obligations to Related Parties; Interested Party Transaction.  Other than the Berg Guaranty and Berg Security Interest, or as disclosed in the SEC Reports, there are no obligations of the Company or the Subsidiaries to officers, directors, stockholder owning 5% or more in interest of the Company, or employees of the Company or the Subsidiaries other than (a) for payment of salary for services rendered to the Company or its Subsidiaries in the ordinary course of business, (b) for reimbursement for reasonable expenses incurred on behalf of the Company or a Subsidiary, and (c) for other standard employee benefits made generally available to all employees.  Except as set forth in SEC Reports, none of the officers, directors or stockholders owning 5% or more in interest of the Company or the Subsidiaries are indebted to the Company or the Subsidiaries, or have any direct or indirect ownership interest in any firm or corporation with which the Company or the Subsidiaries is affiliated or with which the Company or the Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or the Subsidiaries, except that officers, directors and/or stockholders owning 5% or more in interest of the Company may own stock in publicly traded companies which may compete with the Company and its Subsidiaries.  No officer, director or stockholder owning 5% or more in interest of the Company is, directly or indirectly, interested in any material contract with the Company or the Subsidiaries (other than such contracts as relate to any such person’s ownership of capital shares or other securities of the Company or the Subsidiaries).

5.10                           Compliance with Other Instruments; Laws.

(a)                                   Neither the Company nor any Subsidiary is in violation of any term of its respective charter documents, each as amended to date.  Neither the Company nor any Subsidiary is in violation of, or in default in any material respect under, the terms of any mortgage, indenture, contract, agreement, instrument, judgment or decree applicable to it or to which it is a party.  The execution, delivery and performance of and compliance with the Loan Documents, and the issuance of the Warrant Shares, will not result in any such violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term or the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

(b)                                   The Company and each Subsidiary is in compliance with all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, the violation of which would have a material adverse affect on the Company’s business or properties.

(c)                                   Neither the Company nor any of its Subsidiaries is a party to nor is bound by any contract, agreement or instrument, or subject to any restriction under its respective origination documents, that materially and adversely affects its respective business as now conducted or as proposed to be conducted, its respective properties or its respective financial condition.  Neither the Company nor any of its Subsidiaries is subject to any asserted violation of any provision of any of the Contracts.

5.11                           Changes.  Since the date of the Company’s last filed SEC Report, there has not been:

(a)                                   any change in the assets, liabilities, financial condition or operating results of the Company or any Subsidiary from that reflected in the Financial Statements, except changes in the ordinary course of business (such as continuing losses from operations and uses of cash for such operations) that have not been, individually or in the aggregate, materially adverse to the Company and its Subsidiaries taken as a whole;

(b)                                   any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition or operating results of the Company or any Subsidiary;

(c)                                   any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any Subsidiary, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company or any Subsidiary (as such business is presently conducted and as it is proposed to be conducted);

(d)                                   any material change or amendment to a material Contract;

(e)                                   any sale, exchange or other disposition of any of the Company’s assets or rights, other than the sale of the Company’s or any Subsidiary’s inventory in the ordinary course of business;

(f)                                    any agreement by the Company by the Company or any Subsidiary to take any action described in clauses (c)-(e) immediately above; or

(g)                                   to the Company’s knowledge, any other events or conditions of any character that might individually or in the aggregate materially and adversely affect the assets, properties, financial condition, operating results or business of the Company and the Subsidiaries taken as a whole such business is presently conducted and as it is proposed to be conducted.

5.12         Litigation, Etc.  Section 5.12 of the Schedule of Exceptions sets forth each instance in which the Company or any of its Subsidiaries or, to its knowledge, its officers, directors, employees or stockholders: (i) is subject to any outstanding injunction, judgment, decree, order, ruling or charge which would have a material and adverse effect on the business of the Company or any of its Subsidiaries; or (ii) is a party to or, to the knowledge of the Company, any Subsidiary or any management person affiliated therewith, is threatened to be made a party to any action, suit, proceeding, hearing, investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, foreign or international jurisdiction or before an arbitrator which could have a material and adverse effect on the business of the Company or any of its Subsidiaries.  Other than the items referenced in the immediately preceding sentence, there is no action, suit, proceeding or investigation pending before any court or administrative agency or, to the best of Company’s knowledge, currently threatened against the Company or a Subsidiary which questions the validity of the Loan Documents or to consummate the transactions contemplated therein or which might result, either individually or in the aggregate, in any material adverse change in the condition (financial or otherwise), business, property, prospects, assets or liabilities of the Company.  Neither the Company nor any of the Subsidiaries is a party or subject to, and none of their assets are bound by the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.  The foregoing includes, without limitation, actions known to the Company or a Subsidiary, pending or threatened, involving the prior employment of any of the Company’s or a Subsidiary’s employees, their use in connection with the Company’s or a Subsidiary’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

5.13         Employees.  The Company and each Subsidiary does not have any collective bargaining agreements with any of its employees.  There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company.  No employee of the Company has been granted the right to continued employment by the Company or to any material compensation following termination of employment with the Company, except as disclosed in the Company’s SEC filings.  Neither the

Company nor any Subsidiary is aware that any officer or key employee, or that any group of key employees of the Company, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any officer, key employee or group of key employees.  To the Company’s knowledge, no employee of the Company, nor any consultant with whom the Company has contracted, is in violation of any material term of any agreement relating to the right of any such individual to be employed by, or to contract with, the Company because of the nature of the business to be conducted by the Company; and to the Company’s knowledge the continued employment by the Company of its present employees, and the performance of the Company’s contracts with its independent contractors, will not result in any such violation.  Neither the Company nor any Subsidiary has received notice alleging that any such violation has occurred.

5.14         Proprietary Information Agreements.  Each current and former employee and consultant of the Company has executed an agreement with the Company, in the form made available to the Purchasers, agreeing to maintain the confidentiality of proprietary information and agreeing to assign certain inventions to the Company.  Except as set forth on the Schedule of Exceptions and to the Company’s knowledge, none of its employees or consultants is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or that would conflict with the Company’s business as proposed to be conducted.  Neither the execution or delivery of any of this Agreement, nor the carrying on of the Company’s business as proposed, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee or consultant is now obligated.  Neither the Company nor any Subsidiary has received any notice alleging that any such violation has occurred.  The Company does not believe it is or will be necessary to use any inventions of its employees or consultants (or persons it currently intends to hire or retain) made prior to their employment or retention by the Company.

5.15         Intellectual Property.  Except as set forth in the SEC Reports, the Company and its Subsidiaries have, or have rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (collectively, the “ Intellectual Property Rights ’’that are necessary or material for use in connection with their respective businesses as described in the SEC Reports and which the failure to so have could have or reasonably be expected to result in a material adverse effect.  To the knowledge of the Company (after due inquiry), the Intellectual Property Rights owned and licensed by the Company and/or its Subsidiaries, do not violate or infringe upon the rights of any Person.  To the knowledge of the Company, all such Company Intellectual Property Rights are enforceable.

5.16         Permits.  The Company and each Subsidiary has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which would materially and adversely affect the business, properties, prospects, or financial condition of the Company, and the Company believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted.  Neither the Company nor any Subsidiary is in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

5.17         Governmental Consent, Etc.  No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution, delivery and performance of this Agreement, the offer or issuance of the Notes, Warrants,  or Warrant Shares,  the consummation of any other transaction contemplated hereby or thereby, except qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and issuance of the Notes under the applicable national, federal and state securities laws, which filings and qualifications, if required, will be accomplished in a timely manner.  Except (i) as contemplated by the execution of this Agreement and the Loan Documents and all parties signatory thereto and (ii)  for the consent of the Bank and Berg, no authorizations, consents or approvals or other actions by, and no notice to, any other person or entity is required for the due execution and delivery by the Company of the Loan Documents, or the offer, sale or issuance of the Notes, Warrants or Warrant Shares.

5.18         Offering.  Subject to the accuracy of the Purchasers’ representations in Section 6 of this Agreement, the offer and issuance of the Notes to be issued in conformity with the terms of this Agreement constitutes a transaction exempt from the registration requirements of the Securities Act, and applicable blue sky laws, which filings or qualifications, if required, will be timely filed or obtained.  The Company and all persons acting on its behalf have complied with the provisions relating to the manner of offering and sale contained in Rule 502(c) as promulgated under the Securities Act, with respect to the offer, sale and issuance of the Notes.

5.19         Brokers or Finders; Other Offers.  The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the sale of the Notes to the Purchasers.

5.20         Tax Returns and Payments.  The Company and each Subsidiary has timely filed all tax returns (federal, state, and local in both domestic and foreign jurisdictions) required to be filed by it.  All taxes shown to be due and payable on such returns, any assessments imposed, and to the Company’s and each Subsidiary’s knowledge, all other taxes due and payable on or before the Purchase Agreement Closing Date, have been paid or will be paid prior to the time they become delinquent.  Neither the Company nor any Subsidiary has any knowledge of any liability of any tax to be imposed upon its properties or assets as of the date of this Agreement that is not adequately provided for.  The Company and each Subsidiary has filed all tax returns and reports required to be filed by each of them and these returns are true and correct in all material respects.

5.21         Environmental Matters.  The Company and its Subsidiaries are and have been in material compliance with all Environmental Laws (as defined below); (ii) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries which could reasonably be expected to result in a material liability of the Company or its Subsidiaries; (iii) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity within or outside the United States which could reasonably be expected to result in a material liability of the Company or its Subsidiaries; (iv) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws.  For purposes of this Section 5.21, “Environmental Laws” means any law, regulation, or other applicable requirement (whether domestic or foreign) relating to (i) releases or threatened release of any Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of any Hazardous Substance.

6.             REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each of the Purchasers hereby severally and for itself alone represents and warrants to the Company with respect to its purchase or acquisition of the  Notes, Warrants and Warrant Shares (upon exercise of the Warrants) as follows:

6.1           Investment Experience.  Such Purchaser (i) is an “ accredited investor ’’as that term is defined in Rule 501(a) promulgated under the Securities Act, (ii) is an investor experienced in the evaluation of businesses similar to the Company, (iii) is able to fend for himself or itself in the transactions contemplated by this Agreement, (iv) has such knowledge and experience of financial, business and investment matters as to be capable of evaluating the merits and risks of this investment, (v) has the ability to bear the economic risks of this investment, (vi) was not organized or reorganized for the specific purpose of acquiring the Notes and/or Warrants, and (vii) has been afforded the opportunity to ask questions of, and to receive answers from, the Company and to obtain additional information, to the extent the Company has such information or could have acquired it without unreasonable effort or expense, all as necessary for the Purchaser to make an informed investment decision with respect to the purchase and/or acquisition of the Notes and/or Warrants; provided, that the foregoing shall not limit or impair any representation, warranty, covenant or agreement of the Company contained in any of this Agreement, or the right of such Purchaser to rely thereon.

6.2           Investment; Legend.  The Purchaser is acquiring the Notes and/or Warrants for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.  The Purchaser understands that the Notes and/or Warrants to be purchased and/or acquired have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Purchaser’s representations as expressed herein.  The Purchaser understands and acknowledges that the Warrants and any certificates representing the Warrants or Warrant Shares will bear a legend substantially in the form set forth below:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN OPINION OF

COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.

6.3           No Public Market.  The Purchaser understands that no public market now exists for any of the Notes or Warrants issued by the Company and that the Company has made no assurances that a public market will ever exist for the Notes or Warrants (excluding Company’s obligations to register the Warrants and Warrant Shares under the Registration Rights Agreement).

6.4           Authorization.  This Agreement when executed and delivered by the Purchaser will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

6.5           Brokers or Finders.  The Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with the Loan Documents or any transaction contemplated thereby.

6.6           Tax Liability.  The Purchaser understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this.

7.             COVENANTS

7.1           Payment of Notes.  The Company shall promptly make all payments in respect of the Notes on the dates and in the manner provided in the Notes and this Agreement.  Principal, premium, if any, and interest, shall be considered paid on the date it is due if the Purchasers’ Agent holds as of 11:00 a.m., New York City time, on the due date, money, deposited by the Company or an Affiliate thereof in immediately available funds, designated for and sufficient to pay all principal, premium, if any, and interest then due.  The Company shall, to the fullest extent permitted by law, pay interest on overdue principal (including premium, if any) and overdue installments of interest at the rate borne by the Notes per annum.

7.2           SEC Reports.  The Company shall file all reports and other information and documents that it is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and, if requested by the Purchasers’ Agent, within 15 days after it files them with the SEC, the Company shall send copies of all such reports, information and other documents to the Purchasers’ Agent.  It is agreed that the filing of such reports via the SEC’s EDGAR system shall constitute distribution of such reports to the Purchasers for purposes of this Section 7.2.

7.3           Compliance Certificates.  The Company shall deliver to the Purchasers’ Agent, within 120 days after the end of each fiscal year, an officers’ certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such officer signing such certificate, that to the best of his or her knowledge, in such officer’s capacity as an officer of the Company:

(1)                                   the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and is not in default (without regard to grace periods or notice requirements) in the performance or observance of any of the terms, provisions and conditions of this Agreement, or, if an Event of Default shall have occurred, describing all such Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto; and

(2)                                   no event has occurred and remains in existence by reason of which payments on account of the principal of, premium, if any, or interest on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

7.4           Further Instruments and Acts.  Upon request of the Purchasers’ Agent, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Agreement.

7.5           Registration of Warrants And Warrant Shares.  Within 90 days after the Closing Date under this Agreement the Company shall file a registration statement with the SEC to register all of the Warrants and Warrant Shares in accordance with the terms of the Registration Rights Agreement.  The Company agrees to take the actions reasonably necessary and within the Company’s power to have the SEC declare such registration effective and to maintain the effectiveness of such registration statement for as long as any Warrants or Warrant Shares remain outstanding, except as otherwise provided in the Registration Rights Agreement.

7.6           Maintenance of Corporate Existence.  Subject to Section 3 and Section 8.1, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

7.7           Stay, Extension and Usury Laws.  The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Purchasers, but will suffer and permit the execution of every such power as though no such law had been enacted.

7.8           Application of Proceeds Upon Sale or Other Disposition of Company Assets.  If (1) the Company shall sell or dispose of any of its assets, in whole or in part in any one transaction or in any series of related transactions within a ninety (90) day period and (2) the net proceeds therefrom exceeds $1,000,000 (One Million Dollars), then Company shall apply not less than eighty percent (80%) of such proceeds to retire outstanding indebtedness as it determines in its discretion, which indebtedness  may include the Notes, in whole or in part.

8.             NEGATIVE COVENANTS

8.1           Company May Consolidate, etc. Only on Certain Terms and Shall Not Sell, Transfer, or Spin-Off Assets for other than Cash Consideration.  Without the written consent of the Holders of a Majority-In-Interest, the Company shall not:

(x)  directly or indirectly consolidate with or merge into any other Person (in a transaction in which the Company is not the surviving corporation) or convey, transfer or lease a substantial amount of its properties and assets to any Person outside the ordinary course of business; or

(y)  sell, dispose of, or transfer its business operations or  assets to any third party for other than cash consideration (including consideration readily convertible into cash).

This Section 8.1 shall not apply to a merger of the Company with an Affiliate solely for the purpose of reincorporating the Company in another jurisdiction, or to a Fundamental Change.

8.2           [INTENTIONALLY OMITTED]

8.3           Additional Debt.  The Company shall not without the prior written consent of the Purchaser’s Agent or the Holders of a Majority-in-Interest of the Notes incur any debt for borrowed money subsequent to the Purchase Agreement Closing Date in excess of $30,100,000 (Thirty Million One Hundred Thousand Dollars), excluding any debt for accounts payable in the ordinary course of business, and, in any case, any other debt shall be subordinate to the Purchasers’ Security Interest in respect to the priority and enforcement of any security interest in property of the Company securing such new debt.

9.             DEFAULT AND REMEDIES

9.1           Events of a Default.  An “Event of Default” shall occur if:

(1)                                           the Company defaults in the payment of any interest on any Note when the same becomes due and payable and the default continues for a period of five days;

(2)                                           the Company defaults in the payment of any principal of (including, without limitation, premium, if any, on) any Note when the same becomes due and payable (whether at maturity, upon redemption, on a Fundamental Change Repurchase Date or otherwise);

(3)                                           the Company fails to comply with any of its other agreements contained in the Loan Documents and the default continues for the period and after the notice specified below;

(4)                                           the Company defaults in the payment of the Redemption Price or Fundamental Change Repurchase Price of any Note when the same becomes due and payable;

(5)                                           any Indebtedness of the Company or any Subsidiary with an aggregate principal amount then outstanding in excess of $1,000,000, whether such Indebtedness now exists or shall hereafter be created, is not paid at final maturity (either at its stated maturity or upon acceleration thereof), and such Indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after there shall have been given to the Company by the Purchasers’ Agent or to the Company by the Holders of a Majority-in-Interest of the Notes a written notice specifying such default and requiring the Company to cause such Indebtedness to be discharged or cause such default to be cured or waived or such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or

(6)                                           the Company, pursuant to or within the meaning of any Bankruptcy Law:

(A)                                  commences a voluntary case or proceeding;

(B)                                   consents to the entry of an order for relief against it in an involuntary case or proceeding;

(C)                                   consents to the appointment of a Custodian of it or for all or substantially all of its property; or

(D)                                  makes a general assignment for the benefit of its creditors; or

(E)                                   has an  involuntary action filed against it and fails to have such action stayed or dismissed within sixty (60) days thereafter; or

(7)                                           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)                                  is for relief against the Company or any Subsidiary in an involuntary case or proceeding;

(B)                                   appoints a Custodian of the Company or any Subsidiary or for all or substantially all of the property of the Company (on a consolidated basis); or

(C)                                   orders the liquidation of the Company; and in each case the order or decree remains unstayed and in effect for 60 consecutive days;

(8)                                           the Company’s termination or suspension of its business, or the filing by or against the Company of a petition seeking the liquidation or dissolution of the Company or the commencement of any other procedure to liquidate or dissolve the Company, or the occurrence of any event, condition or circumstances which causes the liquidation or dissolution of the Company, which is not dismissed within 60 days of the date of filing or petition;

(9)                                           The rendering of final money judgments in the aggregate during the term of this Agreement of at least $1,000,000 against the Company which remain unsatisfied and unstayed for at least 60 days.

The term “Bankruptcy Law” means Title 11 of the United States Code (or any successor thereto) or any similar federal or state law for the relief of debtors.  The term “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

When any default under this Section 9.1 is cured, it ceases.

9.2           Acceleration.  If an Event of Default (other than an Event of Default specified in clause (6) or (7) of Section 9.1) occurs and is continuing, the Purchasers’ Agent may, by notice to the Company, or the Holders of at least a Majority-in-Interest of the Notes then outstanding may, by notice to the Company, declare all unpaid principal to the date of acceleration on the Notes then outstanding (if not then due and payable) to be due and payable upon any such declaration, and the same shall become and be immediately due and payable.  If an Event of Default specified in clause (6) or (7) of Section 9.1 occurs, all unpaid principal of the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Purchasers’ Agent or any Holder.  The Holders of a Majority-in-Interest of the Notes then outstanding by notice to the Company may rescind an acceleration and its consequences if (a) all existing Events of Default, other than the nonpayment of the principal of the Notes which has become due solely by such declaration of acceleration, have been cured or waived; (b) to the extent the payment of such interest is lawful, interest (calculated at the rate per annum borne by the Notes) on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and (c) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.  No such rescission shall affect any subsequent default or impair any right consequent thereto.

9.3           Other Remedies.  If an Event of Default occurs and is continuing, the Holders and the Purchasers’ Agent may, but shall not be obligated to, pursue any available remedy by proceeding at law or in equity to collect the payment of the principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Agreement. A delay or omission in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

9.4           Waiver of Defaults and Events of Default.  Subject to Section 9.6, the Holders of a Majority-in-Interest of the Notes then outstanding by notice to the Company may waive an existing default or Event of Default and its consequence, except a default or Event of Default in the payment of the principal of, premium, if any, or interest on any Note, or any default or Event of Default in respect of any provision of this Agreement or the Notes which, under Section 9.6, cannot be modified or amended without the consent of the Holder of each Note affected.  When a default or Event of Default is waived, it is cured and ceases.

9.5           Limitations on Suits.  A Holder may not pursue any remedy with respect to this Agreement or the Notes (except actions for payment of overdue principal or interest) unless:

(1)                                   the Holder gives to the Company written notice of a continuing Event of Default; and

(2)                                   the Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Purchasers’ Agent to pursue the remedy.

A Holder may not use this Agreement to prejudice the rights of another Holder or to obtain a preference or priority over such other Holder.

9.6           Rights of Holders to Receive Payment.  Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of the principal of and interest on the Note, on or after the respective due dates expressed in the Note and this Agreement, to bring suit for the enforcement of any such payment on or after such respective dates, is absolute and unconditional and shall not be impaired or affected without the consent of the Holder.

10.           CONDITIONS TO CLOSING

10.1         Conditions to Closing of the Purchasers.  Each Purchaser’s obligations to purchase and/or acquire the Notes at the Closing shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by each Purchaser, or Purchasers’ Agent (with the approval of a Majority- In- Interest in its sole discretion:

(a)                                   Approvals.  The receipt of the Bank’s consent and any other necessary approval of the Loan Documents and the transactions contemplated thereby, including from the board of directors of the Company.

(b)                                   Representations and Warranties.  The representations and warranties made by the Company in Section 5 shall be true and correct when made and on the Closing Date.

(c)                                   Performance.  All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

(d)                                   Compliance with Securities Laws.  The Company shall have obtained all necessary permits and qualifications, or have the availability of exemptions therefrom, required by any applicable jurisdiction for the offer and issuance of the Notes.

(e)                                   Compliance Certificate.  The Company shall have delivered to the Purchasers’ Agent a certificate in a form satisfactory to the Purchasers’ Agent, executed by the Chief Executive Officer and Chief Financial Officer of the Company, dated as of the Closing Date, and certifying, among other things, to the fulfillment of the conditions specified in Section 10.1 of this Agreement.

10.2         Conditions to Closing of the Company.  The Company’s obligation to issue the Notes and Warrants at the Closing shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the Company in its sole discretion:

(a)                                   Payment of Consideration, Delivery of Signature Pages.  Each of the Purchasers shall have delivered to the Company the Purchase Price for the Notes to be subscribed for by such Purchaser at the Closing, and the Purchasers’ Agent and each Purchaser shall have delivered to the Company signature pages to each of the Loan Documents to be signed by the Purchaser and the Purchasers’ Agent.

(b)                                   Compliance With Securities Laws.  The Company shall have obtained all necessary permits and qualifications, or have the availability of exemptions therefrom required by any jurisdiction for the offer of and subscription for the Notes.

(c)                                   Professional Fees. If Purchasers shall hire counsel to represent the interest of all Purchasers, then Company shall pay the reasonably itemized fees and expenses of such counsel, not to exceed $50,000 (Fifty Thousand Dollars).

11.           APPOINTMENT OF PURCHASERS’ AGENT

11.1         Appointment; Joint Action; Purchaser Covenants Regarding Control.  Each Purchaser hereby irrevocably appoints and authorizes the Purchasers’ Agent to act as its agent under this Agreement and the other Loan Documents with such powers as are specifically delegated to the Purchasers’ Agent by the terms of such Loan Documents, together with such other powers as are reasonably incidental to such powers.  Notwithstanding the foregoing or any other provision of this Agreement, each Purchaser agrees that under no circumstances shall such Purchaser aggregate or combine any of the securities issued upon exercise of the Warrants with other securities issued to other Purchasers upon exercise of the Warrants such that same constitutes 19.9% or more of the Company’s then outstanding voting power or then outstanding securities.

11.2         Duties; Purchasers’ Agent Covenants.  The Purchasers’ Agent: (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee for any Purchaser; (b) shall not be responsible to the Purchasers for any recitals, statements, representations or warranties contained in any Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency or any Loan Document or any other document referred to or provided for in any Loan Document or for any failure by the Company or any other person or entity to perform any of its obligations under any Loan Document; (c) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and (d) shall not be responsible for any action taken or omitted to be taken by it under any Loan Document or under any other document or instrument referred to or provided for in any Loan Document or in connection with any Loan Document. Purchasers’ Agent  agrees that under no circumstances shall Purchasers’ Agent aggregate or combine any of the securities issued upon exercise of the Warrants with other securities issued to other Purchasers upon exercise of the Warrants such that same constitutes 19.9% or more of the Company’s then Company’s then outstanding voting power or then outstanding securities.

11.3        Reliance by Purchasers’ Agent.  The Purchasers’ Agent shall be entitled to rely upon any certification, notice or other communication (including any made by telephone, electronic facsimile transmission, and electronic mail message) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper person or entity, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Purchasers’ Agent.  As to any matters not expressly provided for by any Loan Document, the Purchasers’ Agent shall in all cases be fully protected in acting, or in refraining from acting, under any Loan Document in accordance with instructions given by the Majority-in-Interest of the Notes or all of the Purchasers as is required in such circumstance, and such instructions of such Purchasers and any action taken or failure to act pursuant to such instructions shall be binding on all of the Purchasers.

11.4        Indemnification.  The Purchasers agree to indemnify the Purchasers’ Agent ratably in proportion to their respective amounts of Note principal as set forth in Exhibit A , for any and all loss, liabilities, damages or expenses incurred by any of them in connection with or by reason of any actual or threatened investigation, litigation or other proceedings (including any such investigation, litigation or other proceedings between the Purchasers’ Agent and any Purchaser) relating to the extensions of credit under, and the transactions contemplated by, the Loan Documents or any actual or proposed use by the Company of the proceeds of any such extensions of credit, including the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings.

11.5        Resignation or Removal of Purchasers’ Agent.  Subject to the appointment and acceptance of a successor Purchasers’ Agent as provided below, the Purchasers’ Agent may resign at any time by notice to the Purchasers and the Company, and either Purchasers’ Agent may be removed at any time with or without cause by the Majority-in-Interest of the Notes.  Upon any such resignation or removal, the Purchasers shall have the right to appoint a successor Purchasers’ Agent.  If no successor Purchasers’ Agent shall have been so appointed by the Purchasers and shall have accepted such appointment within 30 days after the retiring Purchasers’ Agent’s giving of notice of resignation or the Majority-in-Interest of the Notes removal of the retiring Purchasers’ Agent, then the retiring Purchasers’ Agent may, on behalf of the Purchasers, appoint a successor Purchasers’ Agent, provided that any such successor Purchasers’ Agent must be a Purchaser.  Upon the acceptance of any appointment as Purchasers’ Agent by a successor Purchasers’ Agent, such successor Purchasers’ Agent shall thereupon succeed to and become vested with all the rights, remedies, powers, privileges, duties and obligations of the retiring Purchasers’ Agent, and the retiring Purchasers’ Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents.  After any retiring Purchasers’ Agent’s resignation or removal as Purchasers’ Agent, the provisions of this Section 11 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Purchasers’ Agent.

12.          MISCELLANEOUS

12.1        Governing Law.  This Agreement shall be governed by and construed under the laws of the state of New York, without reference to its principles of conflicts of laws.

12.2        Survival.  The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

12.3        Successors and Assigns.  Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

12.4        Entire Agreement; Amendment.  This Agreement, together with all other Loan Documents, and the other documents delivered pursuant hereto, constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes the Original Purchase Agreement and all other agreements in their  entirety, including  prior agreements, representations, warranties, commitments, whether written or oral, prior to the date hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein.  Any term of this Agreement may be amended or waived only with the written consent of the Company and Purchasers’ Agent.  Any amendment or waiver effected with this paragraph shall be binding upon each holder of Notes and/or Warrants then outstanding, each future holder of all such Notes and/or  Warrants, Purchasers’ Agent and the Company.

12.5        Notices, Etc.  All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) three (3) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand or transmitted via facsimile (confirmed by letter sent by first class mail, postage prepaid with the U.S. Postal Service), or (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid and shall be addressed (i) if to the Company, at the address set forth below, (ii) if to the Purchaser’s Agent, at the address set forth below (iii) if to a Purchaser, at such Purchaser’s address set forth on Exhibit A , or (iv) at such other address as any party may designate by no less than ten days’ advance written notice to the other parties pursuant to the provisions above.

If to Company:	Focus Enhancements, Inc.
1370 Dell Avenue
Campbell, CA 95008
Fax: (408) 866-4795
Email: gwilliams@focusinfo.com
Attention: Chief Financial Officer

If to Purchaser’s Agent:	Ingalls & Snyder LLC
61 Broadway
New York, NY 10006
Fax: (212) 269-7893
Attention: Thomas O. Boucher, Jr.

12.6        Delay or Omissions.  Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of any Notes, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

12.7        Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

12.8        Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

12.9        Counterparts; Faxed and PDF Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties to this Agreement may execute this Agreement by signing any such counterpart.  One or more counterparts may be delivered by facsimile transmission or by PDF; any such counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

12.10      Confidentiality.  Each Purchaser agrees that the terms of this Agreement and all material information about the Company provided to such Purchaser at any time pursuant to any of the Loan Documents is confidential and shall be treated as confidential by the Purchaser and not disclosed to any Person or used by such Purchaser unless and until disclosed publicly by the Company in a registration statement or report filed with the SEC, or otherwise.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY:	FOCUS ENHANCEMENTS, INC.

	By:	/s/ Brett Moyer
	Name:	Brett Moyer
	Title:	President & CEO

PURCHASERS’ AGENT:
/s/ Thomas O. Boucher Jr.
THOMAS O. BOUCHER JR.

SIGNATURE PAGE TO AMENDED AND RESTATED SENIOR SECURED NOTE

PURCHASE AGREEMENT

EXHIBIT A

 ORIGINAL PURCHASERS

Name	Address	Original Principal Amount of Notes	New Note Principal Amount*
Barbara Shingleton Trust		$250,000	$287,335
Brad Shingleton Trust		$250,000	$350,000
CFG Trust #1		$250,000	$350,000
David Foote		$500,000	$574,671
Donald L. Foote Trust #1		$250,000	$1,000,000
Heritage Mark Foundation, Inc.		$1,000,000	$1,149,342
Ingalls & Snyder Value Partners, L.P.		$5,000,000	$9,427,304
Kenneth Foote		$500,000	$574,671
Rhonda Foote-Judy		$250,000	$350,000
Ronald Altman		$500,000	$700,000
Steven Foote		$500,000	$574,671
Steven Foote IRA		$250,000	$287,335
Theresa Foote		$500,000	$574,671

	Total	$10,000,000	$16,200,000

* Includes all accrued interest as of December 30, 2007

 NEW PURCHASERS

Name	Address		New Note Principal Amount
First National Bancshares Inc			$500,000
Blythefield Farms			$500,000
Inky Investments			$100,000
Steadfast LLC			$500,000
Shannah Ferguson			$1,000,000
Ferguson Children’s Trust			$250,000
Blake Ashdown IRA			$250,000
MacBay Partners			$1,000,000
Horace Boone			$350,000
John Boone			$150,000
		Total	$4,600,000

		Combined Total	$20,800,000

EXHIBIT B

ORIGINAL PURCHASERS

Name	New Note Principal Amount	Number of Warrants*
Barbara Shingleton Trust	$287,335	359,169
Brad Shingleton Trust	$350,000	437,500
CFG Trust #1	$350,000	437,500
David Foote	$574,671	718,339
Donald L. Foote Trust #1	$1,000,000	1,250,000
Heritage Mark Foundation, Inc.	$1,149,342	1,436,678
Ingalls & Snyder Value Partners, L.P.	$9,427,304	11,784,130
Kenneth Foote	$574,671	718,339
Rhonda Foote-Judy	$350,000	437,500
Ronald Altman	$700,000	875,000
Steven Foote	$574,671	718,339
Steven Foote IRA	$287,335	359,169
Theresa Foote	$574,671	718,339

Total	$16,200,000	20,250,002

NEW PURCHASERS

Name	New Note Principal Amount	Number of Warrants*
First National Bancshares Inc	$500,000	625,000
Blythefield Farms	$500,000	625,000
Inky Investments	$100,000	125,000
Steadfast LLC	$500,000	625,000
Shannah Ferguson	$1,000,000	1,250,000
Ferguson Children’s Trust	$250,000	312,500
Blake Ashdown IRA	$250,000	312,500
MacBay Partners	$1,000,000	1,250,000
Horace Boone	$350,000	437,500
John Boone	$150,000	187,500
Total	$4,600,000	5,750,000

Combined Total	$20,800,000	26,000,002

*Calculated by dividing the applicable New Note Principal Amount by $0.80

EXHIBIT B-1

FORM OF WARRANT

EXHIBIT C

FORM OF NOTE

EXHIBIT D

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

EXHIBIT E

FORM OF AMENDMENT NO.2 TO INTERCREDITOR AGREEMENT

EXHIBIT F

FORM OF AMENDED AND RESTATED INTERCREDITOR AGREEMENT

EXHIBIT G

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

EXHIBIT H

SCHEDULE OF EXCEPTIONS